Exhibit 99.1

NewsRelease

DYNAMICS RESEARCH CORPORATION

60 FRONTAGE ROAD, ANDOVER, MASSACHUSETTS 01810-5423	TEL. 978/289-1500	www.drc.com

DRC APPOINTS W. SCOTT THOMPSON AND RICHARD G. TENNANT
TO BOARD OF DIRECTORS

--- Additions Expand and Strengthen Board with Veteran Industry Leadership ---

Andover, Mass. – March 2, 2010 - Dynamics Research Corporation (Nasdaq: DRCO), a leading provider of innovative management consulting, engineering, technical and information technology services and solutions to federal and state governments, today announced the appointment of two new members to the Company’s Board of Directors, expanding membership to nine Directors.

“The impressive experience and track record of success in senior leadership positions with small, agile companies as well as larger public firms that Scott Thompson and Dick Tennant bring to DRC’s Board will be invaluable to the company, and we are honored to have them join our Board,” said Jim Regan, DRC’s chairman of the board.

W. Scott Thompson

Mr. Thompson presently serves as Chairman of the Board for Enterprise Solutions Group, Inc.  (ESG), which provides implementation services for enterprise resource planning systems.  Prior to founding ESG in 1991 Mr. Thompson was the Chief Executive Officer of Planning Research Corporation, later PRC, a $780 million subsidiary of Black and Decker.  PRC was one of the largest federal systems integrators at that time.  From 1978 to 1989 Mr. Thompson worked at Advanced Technology, Inc. rising through all management levels to Chief Operating Officer as the Company grew from $5 million to $178 million in annual revenue.  From 1969 through 1977 Mr. Thompson served in the United States Navy.   Mr. Thompson received a Bachelor of Science degree from the University of Mississippi in 1969.

Richard G. Tennant

Mr. Tennant presently serves as Senior Vice President and Chief Financial Officer of iBasis, Inc. one of the three largest wholesale carriers of international voice-over-internet traffic and a subsidiary of Royal KPN NV. For fourteen years prior to joining iBasis in 2001 Mr. Tennant served in chief financial officer positions with several communications firms based in northern Virginia and Baltimore, Maryland.  Mr. Tennant served on the Board of Directors of The Burton Group for nine years until its recent acquisition by Gartner, Inc. and served on the Board of Directors and as the Chair of the Audit Committee of LTX Corporation from 1987 through 1992.  Mr. Tennant received a Master of Science degree from Bentley University in 1978. .

About Dynamics Research Corporation

Dynamics Research Corporation (DRC) is a leading provider of mission-critical technology management services and solutions for government programs.  DRC offers the capabilities of a large company and the responsiveness of a small company, backed by a history of excellence and customer satisfaction.  Founded in 1955, DRC is a publicly held corporation (Nasdaq: DRCO) and maintains more than 25 offices nationwide with major offices in Andover, Massachusetts and the Washington, D.C. area.  For more information please visit our website at www.drc.com.

Safe Harbor

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to DRC's most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

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